Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Roan Resources, Inc., and the name of the corporation being merged into this surviving corporation is Citizen Energy Pressburg Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Roan Resources, Inc. a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on December 6, 2019.

SIXTH: The Agreement of Merger is on file at 320 S. Boston Ave, Suite 900, Tulsa, Oklahoma 74103, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 6th day of December, A.D., 2019.

By:	/s/ Tim Helms
Authorized Officer

Name:	Tim Helms
Print or Type

Title:	Executive Vice President